Filed pursuant to Rule 424(b)(3)
                                              Registration Statement No. 2-69458

PROSPECTUS                                              Registration No. 2-69458

                    CANADIAN DERIVATIVES CLEARING CORPORATION

                      Exchange Traded Put and Call Options

      This prospectus pertains to put and call options ("Puts" and "Calls," and, collectively, "Options") that may be purchased or sold in transactions on Bourse de Montreal Inc. (the "Bourse").

      The Options covered by this prospectus are issued by Canadian Derivatives Clearing Corporation (the "Corporation"). Each Option relates to a particular Underlying Interest (a security listed on a recognized Canadian securities exchange, a Canadian government bond or a Canadian stock index or sub-index). These Options are not listed or traded on any securities exchanges in the United States, although certain of the Underlying Interests are traded on one or more U.S. exchanges. Several U.S. exchanges are currently trading standardized options ("U.S. Options") relating to foreign securities that are listed on U.S. exchanges, including certain securities of Canadian issuers who have securities listed on U.S. exchanges. Certain U.S. Options relate to securities of Canadian issuers that are also Underlying Interests of the Options offered hereby. Investors may consult their U.S. brokers to determine whether such U.S. Options are available. The Options offered hereby and U.S. Options are not interchangeable and, although the terms and procedures applicable to the Options and to U.S. Options are similar, they are not identical in all respects. There may be additional risks for U.S. investors that buy or sell Options as the result of trading in a foreign market in a foreign currency.

      An options disclosure document entitled "The Characteristics and Risks of Listed Canadian Options" containing a description of the risks of options transactions is required to be furnished to option investors by their brokers. Copies of the options disclosure document can also be obtained without charge from the Bourse or the Corporation. The financial statements and certain additional information included in Part II of the registration statement filed by the Corporation registering the offer and sale of Options under the U.S. Securities Act of 1933, as amended, and the exhibits filed with the registration statement can be obtained without charge (i) from the Corporation upon request or (ii) from the Securities and Exchange Commission's internet website at the address: http://www.sec.gov.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

BOTH THE PURCHASE AND WRITING OF OPTIONS MAY INVOLVE SPECULATIVE RISKS, WHICH ARE NOT SUITABLE FOR MANY INVESTORS.

                  The date of this Prospectus is April 7, 2005.

      Both the purchase and writing of Options involve a high degree of risk and are not suitable for many investors. Such transactions should be entered into only by investors who have read and understand the options disclosure document, "The Characteristics and Risks of Listed Canadian Options", and who understand the nature and extent of their rights and obligations and are aware of the risks involved. U.S. investors may face certain difficulties in seeking to avail themselves of various remedies under United States or Canadian securities laws.

      U.S. investors may face certain difficulties in seeking to avail themselves of various remedies under United States or Canadian securities laws (see "Risks of Trading in Canadian Securities"). No person has been authorized to give any information or to make any representations, other than those contained in this prospectus, and, if given or made, such other information or representations must not be relied upon as having been authorized by the Corporation or the Bourse. This prospectus does not constitute an offer to sell Options in any jurisdiction in which, or to any person to whom, it is unlawful to make such offer. Options will only be sold in Florida by dealers registered with the Department of Banking and Finance. The delivery of this prospectus does not imply that the information herein is correct as of any time subsequent to its date.

      Notice to Florida Residents: The Options were initially registered for sale to Florida residents on July 1, 1997 and are currently registered in Florida.

      Notice to Nebraska Residents: Options will only be sold in Nebraska by broker-dealers registered with the Nebraska Department of Banking and Finance. In addition, as a condition to the Nebraska securities registration covering the Options, only the following Options may be sold to Nebraska residents pursuant to such registration:

      (i) Options on securities issued or guaranteed by Canada, any Canadian province, any political subdivision of any such province or any agency or corporate or other instrumentality of one or more of the foregoing;

      (ii) Options on securities that are listed on (or equal in seniority with or senior to securities that are listed on) the New York Stock Exchange, the American Stock Exchange or the Nasdaq National Market; and

      (iii) Index Options.


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                                TABLE OF CONTENTS

                                                                            Page
                                                                            ----

RISKS OF TRADING IN CANADIAN SECURITIES......................................  4

THE CORPORATION..............................................................  4

DESCRIPTION OF OPTIONS.......................................................  5

     General.................................................................  5
     Styles of Options.......................................................  6
     Certificateless Trading.................................................  6

OBLIGATIONS OF THE CORPORATION...............................................  6

     Acceptance and Rejection of Transactions by the Corporation.............  6
     Exercise of Options.....................................................  7
     Assignment of Exercise Notices..........................................  8
     Delivery of Underlying Interests........................................  8
     Remedies................................................................  8

THE BACK-UP SYSTEM...........................................................  9

     The Clearing Member's Minimum Capital Requirements...................... 10
     The Clearing Member's Margin Deposits................................... 10
     The Corporation's Lien.................................................. 11
     The Clearing Fund....................................................... 11

ADDITIONAL INFORMATION....................................................... 12

FINANCIAL STATEMENTS......................................................... 13

LEGAL OPINIONS............................................................... 13

EXPERTS...................................................................... 13


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

                     RISKS OF TRADING IN CANADIAN SECURITIES

      The Corporation is incorporated under the laws of Canada and all of the Corporation's assets are outside of the United States. In addition, all of the Corporation's directors and officers and the persons named as experts in this prospectus are residents of Canada. Consequently, it may be difficult for investors to effect service within the United States upon such persons or to realize against them or the Corporation judgments of courts of the United States predicated upon civil liabilities under the United States securities laws. There is substantial doubt as to the enforceability in Canada in original actions or in actions for enforcement of judgments of the United States courts for liabilities predicated solely upon such laws.

      Although the Corporation, the Bourse and its members are subject to regulation by governmental authorities of various provinces of Canada, they are not subject to the regulatory jurisdiction of the Securities and Exchange Commission under the Securities Exchange Act of 1934 (the "1934 Act"), except for certain members that may be subject to regulation under the 1934 Act by virtue of their activities conducted in the United States. Therefore, although U.S. investors may be able to avail themselves of remedies under the 1934 Act as against their U.S. brokers, these remedies will generally not be available to U.S. investors as against the Corporation, the Bourse and most brokers in Canada. Although certain remedies may be available to U.S. investors and U.S. brokers as against Canadian persons under applicable provisions of certain Canadian securities laws, including the Securities Act (Ontario) and the Securities Act (Quebec), it may be necessary to commence legal actions in Canadian courts in order to seek relief under these laws. Further, where a Canadian broker has no direct relationship with a U.S. customer but simply acts as a correspondent of the customer's U.S. broker, the U.S. customer may be unable to assert any rights directly against the Canadian broker. However, U.S. brokers which do have a direct relationship with Canadian brokers may not suffer the same disability. As a practical and as a legal matter, it may be difficult or impossible for U.S. investors or U.S. brokers to assert any rights under either U.S. or Canadian law as against Canadian persons involved in the handling of Options transactions.

      Although the constitutions and rules of the Bourse are similar to the constitutions and rules of U.S. exchanges, there are differences.

                                 THE CORPORATION

      The Corporation serves as the issuer of every outstanding Option traded on the Bourse and bears the primary obligation to perform upon the exercise of an Option. In addition, the Corporation acts as the clearing facility through which the settlement of Options transactions effected on the Bourse is made.

      The Corporation was incorporated under the laws of Canada on September 29, 1974 as "The Canadian Clearing Corporation For Options Limited". The Corporation was also known as "Trans Canada Options Inc." before changing its name to its present name, Canadian Derivatives Clearing Corporation, in 1996.

      The Corporation was formed for the purpose of acting as the issuer and primary obligor of, and as the clearing facility for transactions in, options traded on the Toronto Stock Exchange

("TSX"). After acquiring The Montreal Options Clearing Corporation in 1977, the Corporation served as the issuer and primary obligor of, and as the clearing facility for, transactions in options traded on the Bourse, the TSX, the Toronto Futures Exchange ("TFE") and the Vancouver Stock Exchange ("VSE").

      In 1999, the Alberta Stock Exchange ("ASE"), the Bourse, the TSX and the VSE agreed to a restructuring of the Canadian equities and derivatives markets in which the ASE and the VSE were combined to create a single junior equities market, all senior equities were transferred to the TSX and the Bourse became the exclusive Canadian exchange for exchange-traded derivative products, comprising any type of option and futures contracts, including options and futures on index participation units. As part of this restructuring program, the shares in the Corporation held by the TSX were transferred to the Bourse, effective March 31, 2000. The Bourse has been sole shareholder of the Corporation since the restructuring.

      The Board of Directors of the Corporation is comprised of six members, of which three are independent directors. An "independent director" is a director that is not a member of the Corporation (or an associated person of a member) or an officer or employee of the Corporation or the Bourse. The non-independent directors include a director of the Bourse, a representative from a member firm and the Corporation's Senior Vice President and Chief Clearing Officer.

      The principal office of the Corporation is located at 800 Victoria Square, Montreal, Quebec H4Z 1A9. The Corporation also has an office located at 65 Queen Street West, Suite 700, Toronto, Ontario M5H 2M5.

                             DESCRIPTION OF OPTIONS

General

      The securities covered by this prospectus are Put and Call Option contracts that may be purchased and sold in transactions on the Bourse. The Options are issued by the Corporation and each Option relates to a particular Underlying Interest. A Call Option gives the holder the right to purchase a specified amount or value of the Underlying Interest (in accordance with the rules of the Bourse and the Corporation) at the exercise price prior to or at a fixed expiration time. A Put Option gives the holder the right to sell a specified amount or value of the Underlying Interest (in accordance with the rules of the Bourse and the Corporation) at the exercise price prior to or at a fixed expiration time. The Underlying Interests for Options are either (i) in the case of "Equity Options", equity securities listed on a recognized Canadian securities exchange, (ii) in the case of "Bond Options", Canadian government bonds or (iii) in the case of "Index Options", various Canadian stock indices and sub-indices. A list of the Underlying Interests and details of the terms of Options that are traded on the Bourse may be obtained from the Corporation, from the Bourse or from a Clearing Member of the Bourse.

      In the case of Equity Options and Bond Options, subject to certain limitations, the Clearing Member acting on behalf of a holder of a Call Option has the right to purchase from the Corporation, and the Clearing Member acting on behalf of a holder of a Put Option has the right to sell to the Corporation, the Underlying Interest covered by the Option at the exercise price at any time prior to the expiration of the Option. In the case of Index Options, subject to certain limitations, Options give the Clearing Member acting on behalf of a holder the right to receive a cash Exercise Settlement Amount. In the case of an Index Call Option, the cash Exercise Settlement Amount equals the amount by which the fixed exercise price of the Index Call Option is less than the settlement value of the underlying index on the expiration date, multiplied by $100. In the case of an Index Put Option the cash Exercise Settlement Amount equals the amount by which the fixed exercise price of the Index Put Option exceeds the settlement value of the underlying index on the expiration date, multiplied by $100.

      Detailed information concerning the rights and obligations of holders and writers of Options and the risks associated with Options transactions is contained in an options disclosure document entitled "The Characteristics and Risks of Listed Canadian Options" prepared by the Corporation and filed with the Securities and Exchange Commission. Brokers are required to furnish the options disclosure document to their customers. Copies of the options disclosure document can also be obtained without charge from the Bourse or the Corporation.

Styles of Options

      The Options issued by the Corporation are classified as either American-style Options or European-style Options. The difference between the two styles of Options is their applicable exercise periods. American-style Options may be exercised at any time between their purchase and expiration. European-style Options may generally be exercised only during a specified period immediately prior to their expiration. At this time, all Equity Options and Bond Options are American-style Options and all Index Options are European-style Options. Index Options are currently exercisable only at expiration.

Certificateless Trading

      Certificates for Options will not be issued by the Corporation to evidence the issuance of Options. The ownership of Options is evidenced by the confirmations and periodic statements which customers receive from their brokers, and which show each Put or Call held or written, the Underlying Interest and the number of shares of other units thereof subject to the Option, the exercise price and the expiration month.

                         OBLIGATIONS OF THE CORPORATION

      The obligations of the Corporation to its Clearing Members acting on behalf of holders and writers of Options are addressed in the Corporation's by-laws and rules, copies of which may be obtained in the manner described below under "Additional Information." The following is a brief summary of some, but not all, of those obligations and is qualified in its entirety by the provisions of the by-laws and rules themselves.

Acceptance and Rejection of Transactions by the Corporation

      An Option transaction is automatically accepted by the Corporation if it is included in the Corporation's summary of completed trades and if the premium has been paid. From the point of view of the Corporation, the premium for an Option purchased in a customer account is deemed to be paid only when the buyer's Clearing Member has paid its total net premium obligations to the Corporation for all Options purchased through that Clearing Member's account with the Corporation. If the Clearing Member does not make this payment, the Corporation may reject the transaction, notwithstanding that the customer may have paid the premium to his broker. The Corporation intends to reject all opening purchase transactions in which the premium is not paid, except when it determines that it has available adequate liquid assets of the defaulting Clearing Member to meet that Clearing Member's obligations to the Corporation. The Corporation also intends to reject closing purchase transactions in which the premium is not paid if the position being closed out is margined at the Corporation by the deposit of the Underlying Interest or an escrow receipt in respect thereof, and it intends to accept all closing purchase transactions where cash margin may be utilized to pay the premium.

      If a transaction is rejected for nonpayment of the premium, the Corporation will promptly notify the writer's Clearing Member. The writer will then have the remedies available under the by-laws of the Bourse where the transaction occurred.

Exercise of Options

      The exercise of an Option - whether a Put or a Call - takes place only through the Corporation by the timely submission of an exercise notice to the Corporation by the Clearing Member acting on behalf of the exercising holder. This means that a holder of an Option may only exercise it through the broker handling the account in which the Option is held who, if not itself the Clearing Member, must forward the exercise notice to the Clearing Member. If an Option is not properly exercised prior to its expiration, it will become worthless.

      In order to exercise an outstanding Option, the Clearing Member must submit an exercise notice in acceptable form to the Corporation not later than the expiration time of the Option. The expiration time should not be confused with the broker's cut-off time for exercising Options. Generally, in order to exercise an Option, a holder must so instruct his or her broker to exercise an Option prior to the broker's cut-off time for accepting exercise instructions (which will be earlier than the expiration time). Different brokers may have different cut-off times for accepting exercise instructions from holders and those cut-off times may be different for different types of Options. Customers must consult with their brokers to determine the applicable cut-off times for accepting exercise instructions.

      The Corporation assumes no responsibility for the timely or proper tender to it of exercise notices by Clearing Members. The failure of a Clearing Member (or of any broker) to transmit an exercise notice within the required time or in proper form will not result in any obligation on the part of the Corporation, although, depending on the circumstances, the Clearing Member or broker responsible for the failure may be liable.

      Every tender of an exercise notice to the Corporation is irrevocable. Upon the proper and timely tender of an exercise notice, the exercising Clearing Member acting on behalf of a holder will be under a contractual obligation to pay the exercise price for the Underlying Interest (in the case of a Call) or to deliver the Underlying Interest (in the case of a Put) on the settlement date, even though the Underlying Interest may change in value after the exercise notice has been tendered. When a Call is exercised, the exercising Clearing Member acting on behalf of a holder becomes subject to all of the risks of a holder of the Underlying Interest and to the applicable margin requirements.

Assignment of Exercise Notices

      The Corporation assigns each effective exercise notice that it receives to a Clearing Member acting on behalf of a writer of an Option having the same terms as the exercised Option. This Clearing Member is then obligated to sell (in the case of a Call) or purchase (in the case of a Put) the Underlying Interest represented by the Option against payment of the exercise price, or, in the case of an Index Option, to pay the Exercise Settlement Amount.

      The Corporation assigns any exercise notice properly received by it before 5:30 p.m. on any business day prior to the expiration date, or before the expiration time on the expiration date, as of the day of receipt. The Corporation randomly assigns each exercise notice to a Clearing Member whose account with the Corporation that reflects the writing of an Option of the same series as the exercised Option.

      If the Corporation assigns an exercise notice to a Clearing Member, that Member is required to reassign the exercise notice to a customer maintaining a position as a writer in its account with the Clearing Member, or to a broker who has cleared a writing transaction through the Clearing Member.

Delivery of Underlying Interests

      In the case of Equity Options and Bond Options, the Clearing Member to whom an exercise notice with respect to a Call Option is assigned or the Clearing Member who is exercising the Put is required to deliver the Underlying Interest in good deliverable form (as defined in the rules of the Corporation and the rules of the Bourse) against the payment of the exercise price. Clearing of transactions in Underlying Interests arising from exercise notices will be through the systems presently used for settlement of transactions in such Underlying Interests.

      Upon the exercise of an Index Option, the Exercise Settlement Amount is credited to the exercising Clearing Member's account with the Corporation and charged to the account of the assigned Clearing Member. In the unlikely event that an out-of-the-money Option were to be exercised, the Exercise Settlement Amount would be negative, and the flow of funds would be reversed.

      For Equity Options and Bond Options, the obligations of the Corporation are discharged upon delivery of the Underlying Interest to the Clearing Member representing the exercising holder (in the case of a Call) or the assigned writer (in the case of a Put). For Index Options, the Corporation's obligations are discharged when the Exercise Settlement Amount is credited to the account of the exercising Clearing Member. The Corporation will have no responsibility if the Clearing Member should subsequently fail to deliver the Underlying Interest or Exercise Settlement Amount to the exercising holder, or the assigned writer, as the case may be.

Remedies

      If, following the exercise and assignment of an Option, the Clearing Member required to make delivery fails to complete such delivery by the settlement date, such Clearing Member will be in default of its obligations. The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect delivery or otherwise settle with the receiving Clearing Member. Without limiting the generality of the foregoing, the Corporation may acquire and deliver the Underlying Interest on the open market, enter into an agreement with the receiving Clearing Member and the delivering Clearing Member relating to the failed delivery and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that Clearing Members' obligations are fulfilled and any such action shall constitute an obligation of the delivering Clearing Member. In the event that the purchase of the undelivered Underlying Interest at the best available market for the account of the receiving Clearing Member exceeds the exercise price, the defaulting delivering Clearing Member shall be liable for and shall promptly pay to the Corporation or the receiving Clearing Member, as the case may be, the amount of such difference.

      If the receiving Clearing Member required to receive the Underlying Interest fails to receive, or fails to pay the exercise price for, all the Underlying Interest delivered to it in good deliverable form in fulfillment of an exercised Option, and such failure shall continue beyond 1:45 p.m. on the settlement date, the receiving Clearing Member will be in default of its obligations. The Corporation may take or cause, authorize or require to be taken whatever steps it may deem necessary to effect payment to, or otherwise settle with, the delivering Clearing Member. Without limiting the generality of the foregoing, the Corporation or the delivering Clearing Member may, upon notice to the defaulting receiving Clearing Member and, if such action is taken by the delivering Clearing Member, to the Corporation, sell out in the best available market, for the account and liability of the defaulting receiving Clearing Member, all or any part of the undelivered Underlying Interest and/or take such other action as the Corporation may, in its absolute discretion, deem appropriate or necessary in order to ensure that the Clearing Members' obligations are fulfilled and any such action shall constitute an obligation of the receiving Clearing Member. Notice of any deficiency arising from such sell-out shall be submitted immediately to the Corporation and the defaulting receiving Clearing Member. The defaulting receiving Clearing Member shall pay promptly, and in any event prior to 10:00 a.m. on the business day following the day on which the sell-out is executed, to the delivering Clearing Member the difference, if any, between the exercise price and the price at which such Underlying Interest was sold out.

      If a party to an Index Option exercise is suspended or fails to pay the Exercise Settlement Amount, there is no underlying security to be bought in or sold out by the other party. Accordingly, the Corporation is substituted for the defaulting Clearing Member and is obligated to pay or receive the Exercise Settlement Amount in due course on its behalf.

                               THE BACK-UP SYSTEM

      The settlement procedures of the Corporation are designed so that for every outstanding Option there will be a writer, and a Clearing Member representing the writer (unless the Clearing Member is also the writer), of an Option of the same series who has undertaken to perform the obligations of the Corporation in the event an exercise notice for the Option is assigned to it. As a result, no matter how many Options of a particular series may be outstanding at any time, there will always be a group of writers of options of the same series who, in the aggregate, have undertaken to perform the Corporation's obligations with respect to such Options.

      Once an exercise notice for an Option is assigned to a particular Clearing Member representing a writer, that Clearing Member is contractually obligated to deliver the Underlying Interest (in the case of a Call), to pay the exercise price (in the case of a Put) or to pay the Exercise Settlement Amount (in the case of an Index Option) in accordance with the terms of the Option. This contractual obligation of the Clearing Member representing the writer is secured by the securities or other margin which the Clearing Member representing the writer is required to deposit with the Corporation.

      The Clearing Member representing the writer is also obligated, whether or not his customer performs, to perform the writer's obligations on an assigned Option. As described below, standing behind a Clearing Member's obligations are the Clearing Member's minimum capital requirements, the Clearing Member's margin deposits with the Corporation, the Corporation's lien or pledge on certain of the Clearing Member's assets, and the clearing fund. Neither the Bourse nor any approved participant of the Bourse (except as such approved participant may be the writer or a Clearing Member or a broker representing the writer to whom an exercise notice has been assigned) has an obligation for the performance of any Option upon the exercise thereof.

The Clearing Member's Minimum Capital Requirements.

      A Clearing Member must be either (i) a member of an exchange recognized by a Canadian province or (ii) a bank to which the Bank Act (Canada) applies and must be registered for trading in securities under the applicable securities act of a Canadian province. Clearing Members that are members of a recognized Canadian exchange must maintain the minimum capital requirements pursuant to the by-laws of the Investment Dealers Association of Canada or of the exchange of which it is a member and the minimum capital requirements set by the regulations under applicable securities legislation. Clearing Members that are banks subject to the Bank Act (Canada) must meet either (a) the minimum capital adequacy requirements and liquidity requirements that may be set from time to time under the Bank Act (Canada) and the regulations thereto, or (b) the minimum capital adequacy requirements and liquidity requirements that may be set from time to time by the Canadian Office of the Superintendent of Financial Institutions.

      Although the Corporation and the Bourse seek to achieve compliance with the minimum capital requirements by their respective members, including Clearing Members, neither the Corporation nor the Bourse is liable for any damages suffered as a result of any Clearing Member's failure to comply with its minimum capital requirements.

The Clearing Member's Margin Deposits.

      Each Clearing Member is required, with respect to each Option for which it represents the writer, either, in the case of a Call, to deposit the Underlying Interest represented by the Option (or, in certain cases, a security exchangeable for or convertible into the Underlying Interest, herein referred to as the "other security") or, in the case of a Call or a Put, to deposit and maintain specified margin with the Corporation. The deposit of the Underlying Interest (or other security) is made with a financial institution or other depository satisfactory to the Corporation. Clearing Members may also file with the Corporation escrow receipts issued by approved financial institutions. An escrow receipt is a representation by the issuing financial institution to the Corporation that a customer's securities are held in safe custody to the order of the Corporation. Although the Corporation has no reason to believe that any approved financial institution or depository will not promptly deliver the Underlying Interest in accordance with the terms of its agreement with the Corporation, there can be no assurances that a financial institution or depository will not default under the terms of such agreement, and a default could adversely affect the Corporation's ability to perform its obligations as the issuer of Options.

      The Clearing Member must maintain with the Corporation a margin deposit in an amount prescribed by the Corporation. The Clearing Member may maintain such margin in the form of cash, securities issued or guaranteed by the government of Canada or a province thereof, bank letters of credit, bankers' acceptances or valued securities. The Corporation may from time to time accept other forms of margin deposit in accordance with its operating policies then in effect.

      If an exercise notice has been assigned to a Clearing Member in respect of an Option held in a short position, it is required (in the event that the Underlying Interest represented by the Option has not been deposited) to maintain margin with the Corporation with respect to the assigned Option in an amount prescribed by the Corporation.

      The Corporation is authorized to require any Clearing Member to deposit higher margins at any time in the event it deems such action necessary and appropriate in the circumstances to protect the interests of the other Clearing Members, the Corporation or the public.

The Corporation's Lien.

      In the event that a Clearing Member defaults in its obligations under the Corporation's rules respecting the fulfillment of any Options contract, the securities (including customers' securities), margin, clearing funds and other funds deposited by such Clearing Member (and, where required, clearing funds deposited by other Clearing Members) with or to the order of the Corporation may be applied by the Corporation to fulfill such Clearing Member's obligations. The proceeds from the securities of a customer of a Clearing Member may be used only to satisfy the obligations of such Clearing Member relating to its customer accounts.

The Clearing Fund.

      Upon acceptance as a Clearing Member of the Corporation, each Clearing Member must maintain a minimum amount of assets at all times in a clearing fund maintained by the Corporation. For those Clearing Members admitted to clear Options, the minimum deposit is $25,000. For those Clearing Members admitted to clear futures contracts, the minimum deposit is $75,000. For those Clearing Members admitted to clear options on futures contracts, the minimum deposit is $100,000.

      Thereafter, the amount of each member's Clearing Fund deposit will vary depending upon the member's number of open positions, but in no event will decline below the minimum deposit. All Clearing Fund deposits must be made in cash or by the deposit of securities issued or guaranteed by the government of Canada or a province thereof and approved by the Corporation, and having a maturity of one year or less. Such securities are valued at not less than 90% of their face value.

      If a Clearing Member fails to discharge any obligation to the Corporation, that Clearing Member's clearing fund deposit may be applied to the discharge of that obligation. If there is a deficiency in its clearing fund deposit, the Clearing Member is liable to the Corporation for the full amount of that deficiency. If a Clearing Member's obligation to the Corporation exceeds its total clearing fund deposit, the amount of the deficiency will be charged pro rata by the Corporation against all other Clearing Members' deposits to the clearing fund. Whenever any amount is paid out of the clearing fund as a result of any such pro rata charge, every other Clearing Member is required promptly to make good any deficiency in its own deposit resulting from such payment. However, no Clearing Member is required to pay more than an additional 100% of the amount of its prescribed clearing fund deposit if: (a) within three business days following the pro rata charge it notifies the Corporation that it is terminating its membership and closes out or transfers all of its clearing positions; (b) no opening transactions are submitted for clearance through any of the Clearing Member's accounts after the giving of such notice; and (c) the Clearing Member closes out or transfers all of its open positions as promptly as practicable after the giving of such notice.

      Clearing Members' deposits to the clearing fund may be applied to the discharge of any of their obligations to the Corporation, including obligations arising from transactions on an exchange accepted for clearance by the Corporation, or the assignment of Option exercise notices. The Clearing Fund is not a general indemnity fund available to other persons (whether or not they are customers of a Clearing Member) for the payment of any other obligation.

      The Corporation will also have available its own assets in the event that the clearing fund is deficient. However, the assets of the Corporation are limited.

                             ADDITIONAL INFORMATION

      Important information regarding the risks and uses of Options is contained in the options disclosure document prepared by the Corporation entitled "The Characteristics and Risks of Listed Canadian Options" referred to above under the caption "Description of Options -- General." Brokers are required to furnish the options disclosure document to their customers. Copies of the options disclosure document can also be obtained without charge from the Bourse or the Corporation.

      This prospectus contains a brief description of the rights and obligations of holders and writers of Options summarized from provisions of the by-laws and rules of the Corporation and the by-laws of the Bourse as in effect on the date of this prospectus. These documents may be inspected at the Montreal and Toronto offices of the Corporation, and at the offices of the Bourse for a nominal fee.

      This prospectus forms part of a registration statement filed with the Securities and Exchange Commission by the Corporation registering the offer and sale of Options under the U.S. Securities Act of 1933, as amended. Information regarding the Corporation not included in this prospectus but filed with the Securities and Exchange Commission as Part II of the Corporation's registration statement and the exhibits filed with the registration statement can be obtained without charge (i) from the Corporation upon request or (ii) from the Securities and Exchange Commission's internet website at the address: http://www.sec.gov.


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

                              FINANCIAL STATEMENTS

      There are set forth in Part II of the Corporation's registration statement: audited balance sheets of the Corporation as at December 31, 2004 and 2003; and audited statements of earnings, retained earnings and cash flows for each of the fiscal years ended December 31, 2004, December 31, 2003 and December 31, 2002.

      All dollar amounts in the following financial statements are expressed in Canadian dollars. A floating exchange rate determines the value of the Canadian dollar against the U.S. dollar. That exchange rate is published daily in the financial section of most major newspapers.

      A purchaser of an Option acquires no ownership interest in the Corporation itself and holders of Options rely primarily on the Corporation's back-up system rather than its assets to stand behind the Corporation's obligations in respect of the Options that it issues.

      Although the Bourse is not an issuer of or obligor on the Options, the financial statements of the Bourse may be relevant to the continued operations of the Corporation and are available for inspection at the Montreal and Toronto offices of the Corporation and at the offices of the Bourse without charge.

                                 LEGAL OPINIONS

      Davies Ward Phillips & Vineberg LLP of Toronto, Ontario, counsel to the Corporation, has given its opinion that the Options covered by this prospectus have been duly authorized and, when duly issued in accordance with the by-laws and rules of the Corporation, will be valid and legally binding obligations of the Corporation in accordance with and subject to such by-laws and rules.

                                     EXPERTS

      The financial statements of the Corporation as of December 31, 2004 and December 31, 2003 and for the years ended December 31, 2004, December 31, 2003 and December 31, 2002 are included in Part II of the Corporation's registration statement and have been audited by KPMG LLP, Chartered Accountants, as stated in their report included therein. Such financial statements have been so included in reliance upon the reports of KPMG LLP, given upon authority of KPMG LLP as experts in accounting and auditing.


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